UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CENTRAL GARDEN & PET COMPANY

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CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Monday, February 13, 2012, 10:30 A.M.

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Central Garden & Pet Company will be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on Monday, February 13, 2012, at 10:30 A.M. for the following purposes:

(1)	To elect six directors;

(2)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 29, 2012;

(3)	To approve the amendment of the 2003 Omnibus Equity Incentive Plan to increase the number of shares of Class A common stock authorized for issuance thereunder; and

(4)	To transact such other business as may properly come before the meeting.

Only holders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 16, 2011, will be entitled to vote at the meeting and any adjournment thereof. Holders of Class A Common Stock are welcome to attend and participate in this meeting. A complete list of the Company’s stockholders entitled to vote at the meeting will be available for examination by any stockholder for ten days prior to the meeting during normal business hours at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California.

Pursuant to rules promulgated by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2011 Annual Report to Stockholders are available at http://www.central.com/annualreports.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a proxy card in the mail, by mailing the completed proxy card.

Dated:   January 9, 2012

By Order of the Board of Directors

Lori A. Varlas, Secretary

HOLDERS OF COMMON STOCK AND CLASS B STOCK ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Central Garden & Pet Company (the “Company”) to be used at the Annual Meeting of Stockholders on February 13, 2012 (the “Annual Meeting”), for the purposes set forth in the foregoing notice. This proxy statement and, in the case of holders of Common Stock and Class B Stock, the enclosed form of proxy were first sent to stockholders on or about January 9, 2012. Holders of Class A Common Stock will receive this proxy statement but will not be entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof.

If the enclosed form of proxy is properly signed and returned by holders of Common Stock and Class B Stock, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy (including a telephone or internet vote), or by attendance at the Annual Meeting and voting in person.

VOTING SECURITIES

Only stockholders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 16, 2011, will be entitled to vote at the Annual Meeting.

As of the close of business on December 16, 2011, there were outstanding 12,254,778 shares of Common Stock of the Company, entitled to one vote per share, and 1,652,262 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. There were also outstanding 34,115,214 shares of Class A Common Stock, which generally have no voting rights unless otherwise required by Delaware law. Holders of Common Stock and Class B Stock will vote together on all matters presented to the stockholders for their vote or approval at the meeting.

The holders of a majority of the shares of Common Stock and Class B Stock of the Company entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

With regard to the election of directors, votes may be cast “For” or “Withhold” for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election.

The proposal to amend the Company’s 2003 Omnibus Equity Incentive Plan requires the affirmative vote of a majority of shares present in person or by proxy and entitled to vote. Accordingly, abstentions on the proposals to amend the 2003 Omnibus Equity Incentive Plan will have the effect of a negative vote on these items. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Therefore, a broker non-vote will have no effect on the proposal to amend the 2003 Omnibus Equity Incentive Plan, which requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote thereon.

The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter. Abstentions are included in the determination of shares present for quorum purposes.

If a stockholder’s shares are held in street name and the stockholder does not instruct his or her broker on how to vote the shares, the brokerage firm, in its discretion, may either leave the shares unvoted or vote the shares on routine matters. The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent a stockholder’s brokerage firm votes shares on the stockholder’s behalf on that proposal, the shares also will be counted as present for the purpose of determining a quorum.

PROPOSAL ONE

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors shall have been elected. The nominees are all members of the present Board of Directors. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board of Directors. If any nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
William E. Brown	70	Chairman of the Board since 1980. From 1980 to June 2003, Mr. Brown served as Chief Executive Officer of the Company. In October 2007, the Board reappointed Mr. Brown to the additional post of Chief Executive Officer. Mr. Brown has extensive management and leadership experience with the Company and a deep knowledge of the lawn and garden and pet supplies industries and the financial and operational issues faced by the Company.	1980

Brooks M. Pennington III	57	Director of Special Projects for the Company since October 2006. From 1994 through September 2006, Mr. Pennington was the President and Chief Executive Officer of Pennington Seed, Inc., a business which was acquired by the Company in 1998. He also serves on the board of several private companies. Mr. Pennington has over 35 years of work experience in the lawn and garden industry, including 12 years as the former chief executive officer of Pennington Seed, Inc.	1998

John B. Balousek (1)(2)	66

Mr. Balousek served as President and Chief Operating Officer of Foote, Cone & Belding Communications, one of the largest global advertising and communications networks, from 1991 until 1996 and as Chairman and CEO of True North Technologies, a digital and interactive services company affiliated with True North Communications in 1996. Mr. Balousek co-founded and, from 1998 to 1999, served as an Executive Vice President of PhotoAlley.com, a San Francisco company marketing photographic equipment, supplies and services online. Prior to 1991, he held various senior executive management positions with Foote, Cone & Belding Communications and positions in brand management with the Procter & Gamble Company. Mr. Balousek has also served as a director of Inuvo, Inc., an online analytics, data and media company, since June 2008 and several private companies.

As the former president of a global advertising company, positions in brand management at one of the leading

			2001

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
		consumer products companies, and a director on the boards of several public companies, Mr. Balousek has extensive insight into the global consumer goods market.

David N. Chichester (1)	66

Partner of Tatum LLC, a financial and technology leadership services firm, since 2004. Mr. Chichester served as the Chief Financial Officer of Starbucks Coffee Japan, Ltd. from 2003 to 2004 and Senior Vice President Finance of Starbucks Corporation from 2001 to 2003. Mr. Chichester served as Executive Vice President and Chief Financial Officer at Red Roof Inns, Inc. from 1996 to 1999. Prior to these positions, he held senior management positions in finance at Integrated Health Services, Inc., Marriott Corporation and General Electric Credit Corporation, and served as an investment banker at Warburg Paribas Becker Incorporated and in several roles at The First National Bank of Chicago. He has also served on the boards of other public and private companies, including Pets.com and Red Roof Inns, Inc.

Mr. Chichester has an extensive background in corporate and real estate finance, including international business. As a former financial officer of public and private companies and an investment banker, Mr. Chichester brings significant public company accounting, disclosure, financial system management, and risk assessment experience to the Company’s Board.

			2002

Alfred A. Piergallini (1)(2)	65

Consultant with Desert Trail Consulting, a marketing consulting organization, since January 2001 and Chairman of Wisconsin Cheese Group, Inc., a specialty cheese company, from January 2006 to December 2010. From December 1999 to December 2001, Mr. Piergallini served as the Chairman, President and Chief Executive Officer of Novartis Consumer Health Worldwide, a manufacturer, developer and marketer of health-related products, and from February 1999 to December 1999, Mr. Piergallini served as the President and Chief Executive Officer of Novartis Consumer Health North America. From 1989 to 1999, Mr. Piergallini held several senior management positions with Gerber Products Company, including, at various times, the offices of Chairman of the Board, President and Chief Executive Officer. He currently serves as a director of Comerica Incorporated, a financial services company.

As a former senior executive of several consumer products companies and a director of other public companies, Mr. Piergallini brings significant experience in general management, marketing, sales and branding and many other aspects of the operations of public companies.

			2004

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
John R. Ranelli (1)	65

Since 2008, Mr. Ranelli has been engaged in pursuing corporate acquisition opportunities while advising companies and private equity firms. From 2007 to 2008, Mr. Ranelli was Chief Executive Officer and President of Mikasa, Inc., a global dinnerware, crystal and home accessories company. From 1999 to 2006, he served as Chairman, Chief Executive Officer and President of FGX International, a global optical and jewelry company. Previously, he served in senior executive capacities with Stride Rite Corporation, Deckers Outdoor Corporation, TLC Beatrice and The Timberland Company. Mr. Ranelli currently serves on the board of Woolrich, Inc., a global apparel and accessories company. He served on the boards of Party City Holdings, Inc. from 2005 to 2008, GNC Corporation from 2006 to 2007 and Deckers Outdoor Corporation from 1994 to 1996.

As an experienced chief executive officer of consumer products companies and a Chairman and director of public and private equity owned companies, Mr. Ranelli has extensive experience leading and managing all aspects of mid to large consumer products companies.

			2010

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Board Independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rule 5605, the Board of Directors has determined that each of Messrs. Balousek, Chichester, Piergallini and Ranelli meet the standards of independence established by the NASDAQ.

Board Leadership Structure

The Company is led by William Brown, who founded the Company in 1980 and has served as our Chairman since then and as Chief Executive Officer from 1980 to 2003 and since 2007. The Board believes that having Mr. Brown act in both these roles provides the Company with consistent leadership, with respect to both the Company’s operations and the Board. In particular, having Mr. Brown act in both these roles increases the timeliness and effectiveness of the Board’s deliberations, increases the Board’s visibility into the day-to-day operations of the Company, and ensures the consistent implementation of the Company’s strategies.

The Board also believes in the importance of independent oversight, which it seeks to ensure through a variety of means, including:

•	All of the Company’s directors other than Mr. Brown and Mr. Pennington are independent.

•

Jack Balousek acts as the Company’s lead independent director. The lead independent director leads each independent director session of the Board. He also serves as a liaison between the Chairman and the independent directors.

•	During each regularly scheduled Board meeting, all independent directors meet in executive session without the presence of any management directors.

•	The charters for each of the Board’s committees require that all of the members of those committees be independent.

The Board believes that the combined role of Chairman and Chief Executive Officer, together with the significant responsibilities of the Company’s lead independent director and other independent directors described above, provide an appropriate balance between leadership and independent oversight.

Committees of the Board

The Company has an Audit Committee and a Compensation Committee but does not have a nominating committee or a committee performing the functions of a nominating committee.

Audit Committee

During fiscal 2011, the members of the Audit Committee were Alfred A. Piergallini (Chairman), John B. Balousek, David N. Chichester and John R. Ranelli. The Company’s Board of Directors has determined that David N. Chichester qualifies as an audit committee financial expert as set forth in Section 407(d)(5) of Regulation S-K promulgated by the SEC and he is independent as such term is defined in the NASDAQ Rules. The functions performed by the Audit Committee include:

•	recommending to the Board of Directors the engagement or discharge of the Company’s independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the plan and results of the auditing engagement;

•	reviewing the Company’s system of internal financial and accounting controls;

•	reviewing the financial statements of the Company;

•	discussing with management and the independent auditors the Company’s accounting policies;

•	approving the Company’s filing of reports with the SEC; and

•	inquiring into matters within the scope of its functions.

The Board of Directors has adopted a written Audit Committee charter. The charter is available on the Company’s website at www.central.com. The Audit Committee held 9 meetings during fiscal 2011.

Compensation Committee

During fiscal 2011, the members of the Compensation Committee were John B. Balousek (Chairman) and Alfred A. Piergallini. The functions performed by the Compensation Committee include:

•	reviewing and making recommendations to the Board of Directors concerning the compensation of officers, directors and key management employees of the Company;

•	administering the Company’s equity incentive plans;

•	evaluating the performance of management and related matters;

•	evaluating the mixture of base salary, cash bonus and equity compensation in each executive’s total compensation package;

•	awarding restricted stock and stock options as a means of linking executives’ long-term compensation to the rate of return received by stockholders;

•	considering the possible tax consequences to the Company and to the executives when determining executive compensation;

•

reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation and, based on this review and discussions, recommending whether the Company include the Compensation Discussion and Analysis in its annual proxy statement and incorporate it by reference in its annual report on Form 10-K; and

•	creating and approving an annual Compensation Committee Report to be included in its annual proxy statement and incorporated by reference in its annual report on Form 10-K.

The Board of Directors has adopted a written Compensation Committee charter. The charter is available on the Company’s website at www.central.com. The Compensation Committee held 18 meetings during fiscal 2011.

The Compensation Discussion and Analysis included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

Compensation Committee Interlocks and Insider Participation

Messrs. Balousek and Piergallini served as members of the Compensation Committee during fiscal 2011. They have no relationship with the Company other than as directors and stockholders. During fiscal 2011, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

Attendance at Meetings

During fiscal 2011, there were 11 meetings of the Board of Directors. No members of the Board of Directors attended fewer than seventy-five percent of the meetings of the Board of Directors and all committees of the Board on which they served. The Company encourages, but does not require, the members of its Board of Directors to attend its annual meeting of stockholders. All members of the Board attended the 2011 Annual Meeting of Stockholders.

Stockholder Communications with Directors

The Board welcomes communications from the Company’s stockholders. Stockholders may send communications to the Board, or to any director in particular, c/o Central Garden & Pet Company, 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597. Any correspondence addressed to the Board or to any director in care of the Company’s offices is forwarded by the Company to the addressee without review by management.

The Board’s Role in Risk Oversight

The Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive. The Company’s management is responsible for the day-to-day management of the risks faced by the Company. While the Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee and Compensation Committee responsible for monitoring and reporting on the material risks associated with their subject matter areas.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk to enable it to understand the Company’s risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee typically provides a summary to the full Board at the next Board meeting. This process helps the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with the Company’s compensation policies.

Compensation of Directors

Members of the Board of Directors who are not employees of the Company receive directors’ fees consisting of $35,000 per year and $1,500 for each Board meeting attended in person. The chairs of the Audit Committee and Compensation Committee each receive additional annual retainer fees of $15,000, and the lead director receives an additional retainer fee of $25,000. Directors who attend meetings of the Audit Committee or Compensation Committee receive an additional $1,500 for each meeting not held on the same day as a Board meeting.

Each non-employee director also receives $500 for participation in each telephonic meeting of the Board of Directors or any committee of less than three hours and $1,000 for participation in meetings of three hours or more. The Company pays non-employee directors $1,500 for each day spent traveling to board and committee meetings, attending subsidiary and division management meetings and conducting plant and facility visits. Mr. Pennington receives similar annual, per meeting and travel fees for his Board service.

Under the Nonemployee Director Equity Incentive Plan, on the date of each Annual Meeting of Stockholders, each non-employee director will be granted a number of (i) options to purchase shares of Class A Common Stock determined by dividing $200,000 by the closing price of a share of Class A Common Stock on the date of such meeting and (ii) shares of restricted stock determined by dividing $20,000 by the closing price of a share of Class A Common Stock on the date of such meeting. Mr. Pennington will receive similar awards under the 2003 Equity Incentive Plan.

Set forth below is a summary of the compensation paid to the Company’s directors during fiscal 2011, except Mr. Brown, whose compensation is reported below under Executive Compensation – Executive Compensation of Executive Officers.

DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)(3)	Option Awards (2)(3)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation	Total
John B. Balousek	$118,000	$20,006	$48,256	—	—	—	$186,262

David N. Chichester	$76,000	$20,006	$48,256	—	—	—	$144,262

Brooks M. Pennington(4)	$66,000	$20,006	$48,256	—	—	$201,488	$335,750

Alfred A. Piergallini	$89,500	$20,006	$48,256	—	—	—	$157,762

John R. Ranelli	$84,000	$20,006	$48,256	—	—	—	$152,262

(1)	As of the end of fiscal 2011, Messrs. Balousek, Chichester, Pennington, Piergallini and Ranelli held the following options to purchase shares of Common Stock and Class A Common Stock:

	Common Stock Options		Class A Common Stock Options
	Vested	Unvested	Vested	Unvested
John B. Balousek	—	—	52,354	21,469

David N. Chichester	—	—	52,354	21,469

Brooks M. Pennington	10,800	7,200	62,263	38,269

Alfred A. Piergallini	—	—	52,354	21,469

John R. Ranelli	—	—	13,398	26,797

(2)	This column reflects the aggregate grant date fair value computed in accordance with the FASB Accounting Standards Codification 718 Compensation—Stock Compensation (“ASC 718”). Please refer to Note 12, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 17, 2011 for the relevant assumptions used to determine the valuation of our stock and option awards.

(3)	In fiscal 2011, the grant date fair values were determined using the closing stock price on the date of grant.

(4)	Brooks M. Pennington III is the Company’s Director of Special Projects and receives compensation as an employee in addition to compensation for his Board service. All other compensation for Mr. Pennington includes salary of $190,000, the Company’s matching contributions under the Company’s 401(k) Plan of $1,425 and medical and life insurance premium payments of $10,063.

Director Nominations

Due to the limited size of the Board, the Board has determined that it is not necessary at this time to establish a separate nominating committee. As such, the entire Board fulfills the function of nominating additional directors. A majority of the members of the Board have been determined by the Board to be independent under the standards established by NASDAQ. At a minimum, the Chairman of the Board, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management will also interview each candidate as requested by the Chairman. Once potential candidates have successfully progressed through the interview stage, the independent directors will meet in executive session to consider the screened candidates. All director nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors.

A majority of the members of the Board must be independent directors as defined in NASDAQ Rule 5605(a)(2). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, which may include experience in consumer products, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer.

The Board will consider any director candidate recommended by stockholders, provided that the candidate satisfies the minimum qualifications for directors as established from time to time by the Board. Stockholders must submit recommendations to the Company’s Secretary for consideration by the Board no later than 120 days before the annual meeting of stockholders. To date, the Board has not received any recommendations for nominees to be considered at the Annual Meeting from any non-management stockholder or group of stockholders that beneficially owns five percent or more of the Company’s voting stock.

When the need arises, the Company engages independent search firms and consultants to identify potential director nominees and assist the Board in identifying a diverse pool of qualified candidates and evaluating and pursuing individual candidates at the direction of the Chairman of the Board.

All of the nominees included on this year’s proxy card are directors standing for re-election.

PROPOSAL TWO

RATIFY THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 29, 2012. If stockholders fail to ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without stockholder approval if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table lists the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 25, 2010	September 24, 2011
Audit fees	$2,842,380	$2,783,575
Audit-related fees	198,544	75,124
Tax fees	28,382	10,646
All other fees	—	—

Audit Fees

The Audit fees for the fiscal years ended on September 25, 2010 and September 24, 2011 were for professional services rendered for the audits of the Company’s consolidated financial statements, issuance of consents and other assistance in connection with regulatory filings with the SEC.

Audit-Related Fees

The audit-related fees for the fiscal year ended on September 25, 2010 were primarily related to the Company’s debt offering. The audit-related fees for the fiscal year ended on September 24, 2011 were primarily related to statutory audits.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures which are detailed as to each particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934 to management. The Audit Committee pre-approved fees for all audit and non-audit related services provided by the independent registered public accounting firm in fiscal years 2010 and 2011.

PROPOSAL THREE

AMEND THE 2003 OMNIBUS EQUITY INCENTIVE PLAN

At the annual meeting held in February 2003, the stockholders of the Company adopted the 2003 Omnibus Equity Incentive Plan (the “2003 Plan”) pursuant to which an aggregate of 2,500,000 shares of the Company’s Common Stock were originally reserved for issuance to key employees and consultants of the Company and its subsidiaries. At the annual meeting held in February 2005, the stockholders of the Company approved an amendment of the 2003 Plan to increase the number of shares authorized for issuance under the 2003 Plan by an additional 3,300,000 shares of Common Stock. In connection with a dividend payable in the form of two shares of the Class A Common Stock for each outstanding share of Common Stock and Class B Common Stock on February 5, 2007, the 2003 Plan was amended to include 9,734,982 shares of Class A Common Stock authorized for issuance. At the annual meeting held in February 2009, the stockholders of the Company approved an amendment of the 2003 Plan to increase the number of shares of Class A Common Stock authorized for issuance under the 2003 Plan by an additional 5,000,000 shares and authorized for issuance under the 2003 Plan 500,000 shares of Preferred Stock. In December 2011, the Board of Directors of the Company conditionally amended the 2003 Plan, subject to stockholder approval at the Annual Meeting, to increase the number of shares of Class A Common Stock authorized for issuance under the 2003 Plan by an additional 5,000,000 shares.

The reason for this increase is to ensure that sufficient shares of the Company’s Class A Common Stock are available under the 2003 Plan for awards to attract, retain and motivate selected employees with outstanding experience and ability. In fiscal 2009 and fiscal 2011, the Company’s Compensation Committee granted options to the Chairman and Chief Executive Officer that were not only performance-based but also granted with exercise prices ranging from $10.00 to $15.00 per share. The exercise prices were 121% to 188% higher than the grant date closing prices to reward him only if the Company’s stock price increases by a commensurate amount. The Compensation Committee granted similar premium priced options to the Chief Executive Officer of the Central Operating Companies in fiscal 2011, with exercise prices of $12.50 and $15.00, representing a 140% to 168% premium over the grant date closing price. The Committee believes that utilizing performance targets and, in the case of its most senior executives for 2009 and 2011, premium-priced options, will be instrumental in driving superior performance in the current challenging macroeconomic environment. The premium exercise prices resulted in a grant date fair value per share of the options that was significantly below the grants made to other executive officers. Because these premium priced options would only benefit the executives if the stockholders experience a significant gain in the value of their shares, the Committee granted a significantly larger than normal amount of options to these two executives, which reduced the pool of available shares for future grants. The proposed increase in authorized shares under the 2003 Plan would give the Company the flexibility to make significant additional grants of premium priced options in the future to more tightly align the executive’s interest with that of the Company’s stockholders.

As of December 16, 2011, there were 1,617,420 shares of Common Stock, 4,391,687 shares of Class A Common Stock and 500,000 shares of Preferred Stock remaining for future awards. If the proposal is approved, the number of shares of Class A Common Stock authorized for issuance under the 2003 Plan would increase to 9,391,687 shares. If and when the Company issues any shares of Preferred Stock under the 2003 Plan, it will reduce the amount of Class A Common Stock available for future issuance in an amount equal to the number of shares of Class A Common Stock that are issuable upon conversion of such Preferred Stock.

Set forth below is a summary of certain of the principal features of the 2003 Plan.

General

The 2003 Plan provides for the granting of stock options, stock appreciation rights (“SARs”), restricted stock awards, performance unit awards and performance share awards (collectively, “Awards”) to key employees, directors and consultants of the Company and its subsidiaries. As of December 16, 2011, approximately 4,100 employees, directors and consultants were eligible to receive awards under the 2003 Plan.

Purpose

The purpose of the 2003 Plan is to promote the success, and enhance the value, of the Company by linking the personal interests of participating employees, directors and consultants to those of the Company’s stockholders and by providing such employees, directors and consultants with an incentive for outstanding performance. The 2003 Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of participating employees, directors and consultants upon whose judgment, interest and special efforts the Company is largely dependent for the successful conduct of its operations.

Administration

The 2003 Plan is administered by the Compensation Committee of the Board of Directors of the Company.

Number of Shares Available Under the 2003 Plan

A total of 2,500,000 shares of Common Stock were originally reserved for issuance under the 2003 Plan. The February 2005 amendment increased the number of authorized shares by 3,300,000 shares for a total of 5,800,000 shares of Common Stock. In the event of any stock split, stock dividend or other change in the capital structure of the Company, the Board of Directors may make such adjustment, if any, as it deems appropriate in the number and/or class of shares of Common Stock that are available for grant under the 2003 Plan and the number and class of and/or the exercise price of shares of Common Stock subject to outstanding options. On February 5, 2007, the Company paid a stock dividend in the form of two shares of the Class A Common Stock for each outstanding share of Common Stock and Class B stock to stockholders of record as of January 14, 2007. Following the dividend, there were 4,867,491 shares of Common Stock and 9,734,982 shares of Class A Common Stock remaining for awards. The February 2009 amendment increased the number of authorized shares of Class A Common Stock by 5,000,000 shares for a total of 8,464,607 shares and authorized for issuance 500,000 shares of Preferred Stock. Shares issued under the 2003 Plan may be authorized but unissued shares or treasury shares. If an Option expires without having been fully exercised or Restricted Stock does not vest, the shares subject thereto again will be available for grant.

Options

The price of the shares of the Company’s Stock subject to each option (the “option price”) is set by the Compensation Committee but generally may not be less than 100% of the fair market value on the date of grant. In a calendar year, no participant may receive options or SARs under the 2003 Plan for more than 1,500,000 shares (subject to adjustment for stock splits and similar events).

Options granted under the 2003 Plan are exercisable at the times and on the terms established by the Compensation Committee. The Compensation Committee may accelerate the exercisability of any option.

For options granted prior to December 14, 2005, the option price shall be payable to the Company in full in cash. The Compensation Committee also may permit (a) a participant to elect to have the Company withhold shares having a value equal to the amount required to be withheld or by delivering to the Company already-owned shares to satisfy the option price, or (b) by any other means which the Committee to be consistent with the purposes of the 2003 Plan. The value of the Shares to be withheld or delivered will be based on their Fair Market Value on the date of exercise.

For options granted on or after December 14, 2005, the option price shall be payable by having the Company withhold shares having a value equal to the amount required to be withheld or by delivering to the Company already-owned shares to satisfy the option price. The Committee also may permit (a) a participant to pay the option price in full in cash, or (b) by any other means which the Committee determines to be consistent with the purposes of the 2003 Plan. The value of the shares to be withheld or delivered will be based on their fair market value on the date of exercise.

Stock Appreciation Rights

The 2003 Plan permits the grant of three types of SARs: Affiliated SARs, Freestanding SARs or Tandem SARs, or any combination thereof. An Affiliated SAR is an SAR that is granted in connection with a related option and which will be deemed to be automatically exercised simultaneously with the exercise of the related option. A Freestanding SAR is an SAR that is granted independently of any options. A Tandem SAR is an SAR that is granted in connection with a related option, the exercise of which requires a forfeiture of the right to purchase a share under the related option (and when a share is purchased under the option, the SAR is similarly cancelled).

The Compensation Committee has complete discretion to determine the number of SARs granted to any optionee or recipient and the terms and conditions pertaining to such SARs. However, the grant price must be at least equal to the fair market value of a share of the Company’s stock on the date of grant in the case of a Freestanding SAR and equal to the option price of the related option in the case of an Affiliated or Tandem SAR.

Restricted Stock Awards

The 2003 Plan permits the grant of restricted stock awards, which are restricted stock bonuses that vest in accordance with terms established by the Compensation Committee. The Compensation Committee may impose restrictions and conditions on the shares, including, without limitation, restrictions based upon the achievement of specific performance goals (Company-wide, divisional and/or individual), and/or restrictions under applicable federal or state securities laws. The Compensation Committee may accelerate the time at which any restrictions lapse, and/or remove any restrictions.

Performance Unit/Share Awards

The 2003 Plan permits the grant of performance unit and performance share awards, which are bonuses credited to an account established for the recipient and payable in cash, Common Stock, Class A Common Stock, Preferred Stock, or a combination thereof. Each performance unit has an initial value that is established by the Compensation Committee at the time of its grant. Each performance share has an initial value equal to the fair market value of a share of the Company’s Common Stock, Class A Common Stock or Preferred Stock on the date of its grant. The number and/or value of performance unit/shares that will be paid out to recipients will depend upon the extent to which performance goals established by the Compensation Committee are satisfied.

After a performance unit/share award has vested, the recipient will be entitled to receive a payout of the number of performance unit/shares earned by the recipient, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The Compensation Committee also may waive the achievement of any performance goals for such performance unit/share.

Subject to the applicable award agreement, performance units/shares awarded to recipients will be forfeited to the Company upon the earlier of the recipient’s termination of employment or the date set forth in the award agreement.

Nontransferability of Awards

Awards granted under the 2003 Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by or by the applicable laws of descent and distribution. However, an optionee or recipient may designate one or more beneficiaries to receive any exercisable or vested awards following his or her death.

2003 Plan Benefits

As the grant of awards under the 2003 Plan is discretionary, it is impossible to determine the amount and terms of such future grants under the 2003 Plan.

The following table sets forth (a) the aggregate number of shares of the Company’s Common Stock and Class A Common Stock subject to outstanding options granted under the 2003 Plan during fiscal 2011, (b) the dollar value of such options based on the difference between $6.69 per share for the Common Stock and $6.87 per share for the Class A Common Stock on September 23, 2011, the last trading day in fiscal 2011, and the exercise price at which such stock options were granted, (c) the aggregate number of shares of the Company’s restricted Common Stock and Class A Common Stock granted under the 2003 Plan during fiscal 2011 and (d) the dollar value of such restricted stock based on the closing price on the last trading day in fiscal 2011 ($6.69 per share for the Common Stock and $6.87 per share for the Class A Common Stock on September 23, 2011).

2003 PLAN BENEFITS

Name of Individual or Group	Number of Stock Options		Dollar Value of Stock Options		Number of Shares of Restricted Stock		Dollar Value of Restricted Stock
William E. Brown	714,020	(1)		$—	—		$—
Gus D. Halas	714,020	(1)		$—	52,500	(2)	$360,675
Frank P. Palantoni	100,000	(3)		$—	50,000	(2)	$343,500
Michael A. Reed	70,000	(3)		$—	—		$—
Lori A. Varlas	50,000	(3)		$—	40,000	(2)	$274,800

Former Executive Officers:
Stuart Booth	—			$—	—		$—
All executive officers, as a group	1,728,040	(4)		$—	207,500	(2)	$1,425,525
All employees who are not executive officers, as a group	1,246,050	(3)	$		277,600	(2)	$1,907,112
All directors who are not executive officers, as a group	21,165	(3)		$—	2,117	(2)	$14,544

(1)	Represents options for shares of Common Stock.

(2)	Represents restricted shares of Class A Common Stock.

(3)	Represents options for shares of Class A Common Stock.

(4)	Includes options for 1,428,040 shares of Common Stock and 300,000 shares of Class A Common Stock.

For information regarding the exercise price, expiration date and other terms of these options and restricted stock grants, see table titled “Outstanding Equity Awards at Fiscal Year End” under “Executive Compensation”.

Federal Tax Aspects

A recipient of a stock option or SAR will not have taxable income upon the grant of the option or SAR. For options and SARs other than incentive stock options, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the aggregate fair market value of the shares exercised over the aggregate exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares transferred upon the exercise for the applicable holding periods (i.e., 1 year from the date of exercise and 2 years from the date of grant). Any ordinary income recognized will be in the amount, if any, by which the lesser of the aggregate fair market value of such shares on the date of exercise or the aggregate amount realized from the sale or other disposition exceeds the aggregate option price.

Except in the case where the participant elects to be taxed at the time of receipt of restricted stock, the participant will not have taxable income upon the receipt of an award of restricted stock, performance units or performance shares, but will recognize ordinary income equal to the fair market value of the shares at the time of vesting in the case of restricted stock and ordinary income equal to the fair market value of the shares or cash received at the time of settlement in the case of performance units or performance shares.

At the discretion of the Compensation Committee, the 2003 Plan allows a participant to satisfy the minimum tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares of Common Stock withheld, or by delivering to the Company already-owned shares, having a value equal to the amount required to be withheld.

The Company will be entitled to a tax deduction in connection with an award under the 2003 Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such ordinary income, and if applicable withholding requirements are met. In addition, Section 162(m) of the Internal Revenue Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of the other three most highly compensated executive officers (other than the Company’s chief financial officer). The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with certain conditions imposed by the Section 162(m) rules, including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one year. The 2003 Plan is intended to permit the Compensation Committee to grant options and SARs which satisfy the requirements of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such awards. However, because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of binding guidance thereunder, we cannot guarantee that the 2003 Plan or any other arrangement will qualify for exemption under Section 162(m).

Required Vote

The affirmative vote of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the proposed amendment to the 2003 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 2003 PLAN.

AUDIT COMMITTEE REPORT

ON AUDITED FINANCIAL STATEMENTS

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s general function is to oversee the Company’s accounting and financial reporting and internal control processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. Its specific responsibilities are set forth in its charter. The charter is available on the Company’s website at www.central.com.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for fiscal year ended September 24, 2011 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees, as amended by (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with representatives of Deloitte & Touche LLP their independence from management and the Company and received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended on September 24, 2011.

Audit Committee

ALFRED A. PIERGALLINI, Chairman

JOHN B. BALOUSEK

DAVID N. CHICHESTER

JOHN R. RANELLI

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In fiscal 2011, the Company hired new executive officers to implement the Company’s strategic transformational change initiative and drive superior performance. Compensation actions for the named executive officers included:

•	No salary increases—No increase in base salary for the CEO and continuing executive officers;

•

Performance-based equity awards—In addition to long-term, time-based vesting requirements, the Company once again incorporated performance targets in all stock options. The performance targets require achievement of certain earnings before interest and taxes and net controllable asset objectives at a level that provide an appropriate incentive in the current business environment; and

•

Premium-priced stock options—For the Chief Executive Officer and the President and Chief Executive Officer of the Central Operating Companies, in addition to the performance targets, their stock options were granted at significant premium prices as follows:

•

Chairman and CEO William Brown—Mr. Brown’s performance-based options granted in fiscal 2011 have exercise prices ranging from 140% to 168% higher, respectively, than the grant date closing price to reward him only if the Company’s stock price increases by a commensurate amount.

•

CEO of the Central Operating Companies Gus Halas—Mr. Halas’ performance-based options granted in fiscal 2011 have exercise prices 140% to 168% higher, respectively, than the grant date closing price to more tightly align his interest with that of the Company’s stockholders and reward him only if the Company’s stock price increases by a commensurate amount.

Highlights of the Company’s executive compensation programs include the following:

•	A significant portion (ranging from approximately 47% to 69% in fiscal 2011) of the Company’s executive officers’ total potential compensation is considered to be “at risk.”

•

The executive officers received long-term equity awards subject to performance-based vesting and long-term, time-based vesting requirements. These performance-based, long-term incentive awards constituted between approximately 22% and 50% of the executives’ total potential compensation in fiscal 2011. The Committee believes these awards ensure that a significant portion of the executives’ compensation is tied to both short-term financial performance and long-term stock price performance.

The Committee believes that utilizing performance targets and, in the case of its most senior executives for 2009 and 2011, premium-priced options, will be instrumental in driving superior performance in the current challenging macroeconomic environment.

The Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align the Company’s compensation policies with the Company’s performance. The Committee will continue to analyze the Company’s executive compensation policies and practices and adjust them as appropriate to reflect the Company’s performance and competitive needs.

Compensation Objectives

The objectives of the Company’s compensation program are to recruit and retain high-caliber executives, and to incentivize those executives to achieve the best possible financial results for the Company and its stockholders. The Company uses three primary tools to compensate executive officers: base salary, annual bonus and long-term equity compensation. Together they combine to provide an executive’s total compensation package. The Company views base salary as a primary indicator of the market value needed to attract and retain executives with the skills and expertise to perform the duties and discharge the responsibilities of their positions. Annual bonus is principally seen as a means of rewarding superior job performance and enhancing base salary to meet current market value, and the Company utilizes restricted stock and stock options as a means of linking executives’ long-term benefits to the rate of return received by stockholders and as retention devices.

The Company’s compensation program rewards executive officers for achievement of corporate and segment operating goals and for their individual contributions. The majority of each executive’s total compensation opportunity is weighted toward incentive compensation tied to the financial performance of the Company and its business segments. When the Company does not achieve satisfactory financial results and/or its stock price does not appreciate, the compensation that can be realized by the Company’s executives may be substantially reduced. When the Company exceeds financial expectations and/or its stock price appreciates, the compensation that can be realized by the Company’s executives may be substantially increased. The Committee believes that this is the most effective means of aligning executive incentives with stockholders’ interests.

Process

As described below, the Committee uses surveys and reports prepared internally and by compensation consulting firms to understand the compensation levels and pay structure at peer group companies. The Company’s structural compensation is generally evaluated against the broad range of compensation paid by the peer group; however, the Committee also uses its judgment to determine specific pay levels necessary to attract and retain executive talent. In exercising this judgment, the Committee looks beyond the market data to include individual job performance and compensation history, future potential, internal comparisons, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

With respect to the compensation of William E. Brown, the Company’s Chairman and Chief Executive Officer, the Committee did not retain an external compensation consultant as part of its process of determining his salary, bonus potential, actual bonus and equity compensation in fiscal 2011, because the Company did not make any changes to his base salary or bonus structure during the year. With respect to the Company’s other executive officers, the Committee receives, evaluates and considers the recommendations of the Chief Executive Officer and may consult with the Company’s Senior Vice President of Human Resources or the Chief Executive Officer of the Central Operating Companies as part of its process of determining compensation. The Chief Executive Officer is invited to attend portions of meetings of the Committee, although he does not vote with the Committee. Other executive officers generally have no role in making decisions regarding compensation of the Company’s executive officers.

The Committee determines base salary and target bonus as of each officer’s hire date, and it generally reconsiders both elements on or about each anniversary of that hire date. The Committee generally determines officers’ annual bonuses and whether performance targets have been met for equity performance-based awards in the succeeding fiscal year after the Company’s financial results for the prior fiscal year are announced. The Committee generally grants each officer a certain number of stock options and/or shares of restricted stock upon his or her hire date and considers granting additional awards on an annual basis. The Committee generally grants bonuses or equity compensation to existing officers on a standard schedule.

Compensation Consultants and Benchmarking

From time to time, the Committee has retained the services of a compensation consulting firm to assist the Committee in formulating its recommendations regarding executive compensation. However, the Committee did not retain a compensation consulting firm or use any peer group information in fiscal 2011.

Allocation and Amount

The Company compensates its executives through a combination of annual cash compensation (comprised of base salary and annual bonus) and long-term equity incentive compensation (comprised of stock options and, in some cases, restricted stock grants). The Committee views base salary and the annual bonus targets as an essential part of attracting, retaining and motivating executive officers. The Committee also believes, based on market data and actual experience, that equity incentive compensation is an essential factor in recruiting and retaining top executives and in driving superior performance.

The use and relative weights of base salary, annual bonus and long-term equity compensation are based on a subjective determination by the Committee of the effectiveness of each executive in all areas of management, including achievement of the Company’s strategic objectives, leadership, operating skills and other attributes. Generally, the Committee views the various elements of compensation as part of one overall package but believes that a majority of the total compensation package should be weighted toward the performance of the Company to align the interest of management and stockholders. In fiscal 2011, base salary, benefits and perquisites ranged from approximately 31% to 53% of each executive’s potential compensation, reflecting the importance of performance-based compensation at the Company.

When evaluating corporate performance, the Committee generally considers financial metrics such as revenue, EBIT, earnings per share and working capital levels. When evaluating individual performance, the Committee considers the individual’s overall leadership and management skills, success in attracting, retaining and developing qualified subordinates, success in achieving corporate and strategic objectives, ability to work with peers and supervisors in an effective and collegial manner, and other criteria.

As appropriate, the Committee uses tally sheets setting forth various components of compensation of the names executive officers, including dollar amounts for salary, annual bonus and perquisites and the value of unexercised stock options and restricted stock awards, to assist it in balancing the elements.

When making compensation decisions, the Committee also considers the issue of internal pay equity between the compensation of other Company executive officers and the compensation of the Chief Executive Officer. The Committee also considers issues relating to the corporate tax and accounting treatment of various forms of compensation and the impact of compensation decisions on stockholder dilution.

The Committee continues to subscribe to the philosophy that the Company’s overall performance and its return to stockholders will be the primary areas of consideration when rewarding the Company’s top executives. However, the Committee also seeks to ensure that the Company’s executive officers are paid competitively with the market.

Salary

The Committee generally reviews the base salary of the executive officers each year. In some instances, the Committee has adjusted base salaries of individual named executive officers for retention reasons or to maintain internal pay equity among the senior executives. The Committee determined that no salary increases for the continuing executive officers were necessary in fiscal 2011. The salaries of Ms. Varlas and Mr. Palantoni were set at levels consistent with that paid to prior executives in those positions and at a level required to recruit them to join the Company. Prior to his appointment as President and Chief Executive Officer of the Central Operating Companies, Mr. Halas provided consulting services to the Company. Mr. Halas was paid $580,000 in consulting fees in fiscal 2011.

Annual Bonus

The Committee determines the actual amount of bonus awarded to each named executive officer after the end of each fiscal year primarily by considering the financial results of the Company for the given year and the officer’s individual performance and contribution to the Company. The bonus may be paid in cash or equity. The Committee generally sets potential target bonuses for each named executive officer at the beginning of each fiscal year as a percentage of his or her base salary. The target bonus percentages are generally set at a level which the Committee believes will assure that the executive’s total compensation opportunity is attractive enough to motivate superior performance and that the executive is focused on key objectives, as well as being competitive with amounts paid for similar performance in comparable executive positions by the Company’s peer companies.

Although the Company’s financial performance in the completed fiscal year influences the amount of bonus, the Committee does not use a pre-determined formula to calculate any executive officer’s actual bonus compensation or assign weights to particular financial metrics or individual performance factors and has full discretion to determine annual bonuses up to and beyond the amount of such officer’s bonus potential for the year. When determining the amount of cash bonuses, the Committee generally considers the Company’s revenue, EBIT, earnings per share and working capital levels but may consider additional factors in any given year. The Committee also considers individual performance, including an executive’s overall leadership and his or her contribution to the achievement of financial and strategic goals, such as customer relationships, talent development, teamwork among business units, identification and pursuit of strategic initiatives, cost control efforts and innovation and new product development, among others.

Fiscal 2010 Bonuses. Beginning in early 2011, the Committee met to determine bonuses based on the Company’s performance in fiscal 2010. The following table sets forth the target bonus and actual bonus paid to the following executive officers for fiscal 2010:

	% of Fiscal 2010 Base Salary		Bonus For Fiscal 2010
Executive Officer	Target	Actual
William E. Brown	75%	54%	$350,000
Stuart W. Booth	50%	53%	$200,000
Michael A. Reed	50%	43%	$180,625

In determining whether to award bonuses to the named executive officers for fiscal 2010, the Committee considered specific elements of the Company’s financial performance in fiscal 2010, including revenue, adjusted EBIT, earnings per share, net working capital and debt reduction. The Committee also considered individual performance. The Committee considered each of these measures against the comparable prior year performance and the Company’s internal budget for fiscal 2010, as opposed to particular pre-determined targets or similar metrics within the Company’s industries.

Fiscal 2011 Bonuses. The Committee has not yet determined the amount of bonuses, if any, to be paid to the named executive officers with respect to fiscal 2011. The following table sets forth the target bonus percentages for each of the named executive officers with respect to fiscal 2011:

Executive Officer	% of Fiscal 2011 Base Salary Target
William E. Brown	75%
Gus D. Halas	75%
Frank P. Palantoni	50%
Michael A. Reed	50%
Lori A. Varlas	50%
Stuart W. Booth	—

In connection with his return as interim Chief Financial Officer, Mr. Booth received a transition bonus of $16,667 for each month worked. For Messrs. Brown and Reed, the Committee chose the same target percentage for fiscal 2011 as fiscal 2010, because the Committee believes that the bonus and potential equity appreciation should represent a significant portion of officer compensation. The Company will report fiscal 2011 bonus determinations, if any, in a Form 8-K once decisions are made in early 2012.

The Company does not have a policy regarding the recovery or adjustment of awards based on Company performance if a material financial measure considered by the Committee in any particular year is subsequently restated.

Stock Options

The Committee determines the size of executive officers’ initial hire option grants with primary consideration towards making the offer of employment market competitive while consistent with awards granted to other executives. The size of annual option grants to officers is determined after giving consideration to the officer’s performance over the fiscal year, awards previously granted to the officer, such officer’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the officer’s outstanding awards, comparison of individual awards among executives and in relation to other compensation elements, stockholder dilution and total compensation expense.

Stock options granted to the executive officers during fiscal 2011 were both performance-based and time-based and had an exercise price equal to the closing share price on the date of the grant, except for options granted to Mr. Brown and Mr. Halas. For the Chairman CEO and the President and CEO of the Central Operating Companies, the performance based options were granted at premium prices – half of which were granted with an exercise price equal to 140% of the closing price on the grant date and half of which were granted with an exercise price equal to 168% of the closing price on the grant date.

The performance-based stock options granted in fiscal 2011 vest in five equal annual installments commencing one year from the date of grant subject to the satisfaction of certain annual or cumulative performance targets for each of the fiscal years ending September 2011, 2012, 2013, 2014 and 2015. The performance targets are (i) earnings before interest and taxes adjusted for acquisitions and divestitures, non-recurring income or expense and other adjustments determined by the Committee (the “Adjusted EBIT”) and (ii) net controllable assets, which is intended to award employees for reductions in average working capital (the “Net Controllable Assets”). For the executive officers, there are separate targets for each of the Company, the Pet segment and the Garden segment.

The Company, Pet and Garden targets account for 20%, 40% and 40%, respectively, of the total eligible performance-based vesting. If at the end of a fiscal year, any of the following is achieved, 20% of the shares relating to the respective Company, Pet or Garden target shall vest and become exercisable on the anniversary of the grant date following such fiscal year: (i) Adjusted EBIT is greater than the target floor and Net Controllable Assets is less than the target ceiling; or (ii) Adjusted EBIT is greater than the target floor by an amount which exceeds twenty percent (20%) of the amount by which Net Controllable Assets are above the target ceiling; or (iii) Adjusted EBIT is below the target floor by an amount that is less than twenty percent (20%) of the amount by which Net Controllable Assets are below the target ceiling. If the targets in a particular year are not met, the employee can still vest in the options in subsequent years if the Company’s or applicable segments’ cumulative performance exceeds the cumulative targets. The Committee has the sole and absolute discretion to determine whether and the extent to which performance goals have been achieved.

In December 2011, the Committee determined that for options granted to the named executive officers in fiscal 2008, 2009, 2010 and 2011, 100%, 60%, 40% and 0%, respectively, of the fiscal 2011 performance targets were satisfied. When determining whether the Adjusted EBIT performance targets for fiscal 2011 were satisfied, the Committee used its discretion to exclude certain positive and negative items netting approximately $17.2 million for fiscal 2008 awards, approximately $14.4 million for fiscal 2009 awards, approximately $7.9 million for fiscal 2010 awards and approximately $11.0 million for fiscal 2011 awards.

Because each option award includes performance targets for five future years, it is necessary for the Committee to review the actual EBIT and Net Controllable Assets for each completed fiscal year to exclude positive and negative items that were unanticipated when the targets were established and for items that are not reflective of on-going business operations. Some of these adjustments may be one-time events and others may impact the performance targets for the remaining performance periods. The adjustments applied to all outstanding performance options, including those held by the named executive officers.

Set forth below are the annual and cumulative performance targets for fiscal 2011 with respect to the options granted in fiscal 2008, 2009, 2010 and 2011, along with the actual amounts achieved as a result of the Company’s performance (in millions of dollars).

	Fiscal 2011
	Annual		Cumulative
	Target	Actual	Target	Actual
Fiscal 2008 Awards
Company
Adjusted EBIT	$147.0	$102.4	$504.0	$496.5
Net Controllable Assets	$711.9	$588.5	$2,774.0	$2,413.5
Pet Segment
Adjusted EBIT	$128.9	$95.6	$465.2	$437.9
Net Controllable Assets	$301.6	$250.5	$1,195.6	$1,043.2
Garden Segment
Adjusted EBIT	$61.9	$49.2	$222.8	$227.1
Net Controllable Assets	$352.1	$289.0	$1,390.8	$1,214.2
Fiscal 2009 Awards
Company
Adjusted EBIT	$147.0	$99.6	$399.0	$376.8
Net Controllable Assets	$690.0	$588.5	$2,015.0	$1,705.2
Pet Segment
Adjusted EBIT	$128.9	$93.2	$361.2	$318.4
Net Controllable Assets	$301.6	$250.5	$896.7	$732.9
Garden Segment
Adjusted EBIT	$55.0	$48.8	$150.0	$184.2
Net Controllable Assets	$352.1	$289.0	$1,046.3	$852.1
Fiscal 2010 Awards
Company
Adjusted EBIT	$138.0	$93.1	$266.0	$227.9
Net Controllable Assets	$600.0	$588.5	$1,175.0	$1,108.2
Pet Segment
Adjusted EBIT	$112.0	$86.7	$217.0	$198.3
Net Controllable Assets	$265.0	$250.5	$525.0	$471.8
Garden Segment
Adjusted EBIT	$61.9	$48.8	$119.7	$113.8
Net Controllable Assets	$305.0	$289.0	$605.0	$553.7
Fiscal 2011 Awards
Company
Adjusted EBIT	$138.0	$96.2	$138.0	$96.2
Net Controllable Assets	$600.0	$588.5	$600.0	$588.5
Pet Segment
Adjusted EBIT	$108.0	$85.4	$108.0	$85.4
Net Controllable Assets	$265.0	$250.5	$265.0	$250.5
Garden Segment
Adjusted EBIT	$61.9	$53.3	$61.9	$53.3
Net Controllable Assets	$305.0	$289.0	$305.0	$289.0

The following table reflects the percentage of the performance targets satisfied for each fiscal year and the total percentage earned to date for each performance-based option award:

	Percentage of Performance Targets Satisfied				Percentage of Options Earned To Date
	Fiscal 2008	Fiscal 2009	Fiscal 2010	Fiscal 2011
Fiscal 2008 Awards	60-75%	100%	100%	100%	80%
Fiscal 2009 Awards	—	100%	100%	60%	52%
Fiscal 2010 Awards	—	—	100%	40%	28%
Fiscal 2011 Awards	—	—	—	0%	0%

Based on the percentage of the performance targets that have been satisfied to date for the performance-based options granted in fiscal 2008, 2009, 2010 and 2011, the Committee currently believes that there is a significant probability that the majority of the targets with respect to the remaining fiscal years will be satisfied. Executives must generally be employed by the Company at the time of vesting to exercise the options.

The Company does not have a program or practice of timing option grants in connection with the release of material non-public information.

Restricted Stock

The Company has historically utilized stock options as a principal means of providing its executive officers with equity incentive compensation. However, the Company has also granted restricted stock to executive officers upon the commencement of employment. Generally, restricted stock vests, and the restrictions on transfer lapse, in accordance with a schedule determined by the Committee. The Committee has the authority to accelerate the time at which restrictions lapse, and/or remove restrictions, on previously granted restricted stock.

In connection with their commencement of employment in fiscal 2011, the Committee granted Ms. Varlas, Mr. Halas and Mr. Palantoni restricted stock awards for 40,000, 21,000 and 50,000 shares of Class A common stock, respectively. The restricted shares vest in increments of 20% per year beginning on the third anniversary of the date of the grant. The Committee also granted Mr. Halas 31,500 shares of restricted stock in February 2010 in recognition of his outstanding consulting work in fiscal 2010.

Stock Ownership Requirements

The Company does not have any stock ownership requirements or any policy limiting an executive’s ability to hedge the risks of stock ownership.

Post-Employment Arrangements

Under the terms of the Company’s employment agreements and non-compete and post-employment consulting agreements, the named executive officers, other than Mr. Brown, are entitled to payments and benefits upon the occurrence of specified events, including termination of employment. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described below in detail in the section titled “Potential Payments Upon Termination” on page 31. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the named executive officers upon a change-in-control of the Company.

In the case of each employment agreement, the terms of these arrangements were set through the course of arms-length negotiations with each of the named executive officers. As part of these negotiations, the Committee analyzed the terms of the same or similar arrangements for comparable executives employed by some companies in our peer group. This approach was used in setting the amounts payable and the triggering events under the arrangements. These provisions were intended to provide the individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities to join or remain with the Company. The Committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining the Company.

The non-compete and post-termination consulting agreements are intended to protect, to the maximum extent permitted by law, the Company’s confidential information, and payments thereunder are conditioned upon the executive not going to work for one of our principal competitors within a specified period of time following separation from the Company.

Benefits and Perquisites

The Company provides a 401(k) retirement plan and partial matching contributions but does not provide supplemental employee retirement plans or pensions. The Company also provides its executives with benefits such as medical, dental, life and disability insurance and other benefits that are generally available to full time employees and, in some instances, a monthly housing relocation allowance. The Company pays for a leased automobile or car allowance for the named executive officers, except for Mr. Brown.

Accounting and Tax Treatment

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, the Committee believes that it is important to retain flexibility in designing compensation programs that meet the Company’s stated objectives. For this reason, the Committee will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. The Committee does of course consider alternative forms of compensation, consistent with the Company’s compensation goals, that preserve deductibility.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer or any of the four other most highly compensated executive officers unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other requirements are met. To date, the Company’s non-equity compensation plans have generally not been designed to permit the Company to grant awards that qualify for deductibility under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2011. This report is provided by the following independent directors, who comprise the Compensation Committee:

JOHN B. BALOUSEK, Chairman

ALFRED A. PIERGALLINI

Compensation of Executive Officers

Set forth below is the compensation paid to the Company’s Chief Executive Officer and Chief Financial Officer and certain other present or former executive officers during our three fiscal years ended on September 24, 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)		Option Awards(2)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqual- ified Deferred Compensation Earnings	All Other Compensation(3)		Total
William E. Brown Chairman and Chief Executive Officer	2009 2010 2011	$ $ $	640,769 650,000 650,000	$ $	487,500 350,000 (4)	$ $	216,000 449,500 —	$ $ $	1,906,000 482,400 999,628	— — —	— — —	$ $ $	13,584 13,381 13,578	$ $ $	3,263,853 1,945,281 1,663,206

Gus D. Halas President and Chief Executive Officer Central Operating Companies(5)	2011		$265,000		(4)		$509,355		$999,628	—	—		$1,144,746		$2,918,729

Frank P. Palantoni Executive Vice President and President – Pet Products(6)	2011		$265,385		(4)		$472,500		$273,000	—	—		$63,176		$1,074,061

Michael A. Reed Executive Vice President	2009 2010 2011	$ $ $	425,000 425,000 425,000	$ $	250,000 180,625 (4)		— — —	$ $ $	173,250 241,200 191,100	— — —	— — —	$ $ $	21,848 21,621 21,428	$ $ $	870,098 868,446 637,528

Lori A. Varlas Senior Vice President and Chief Financial Officer(7)	2011		$296,692		(4)		$378,000		$136,500	—	—		$21,917		$833,109

Stuart W. Booth Former Senior Vice President and Chief Financial Officer(8)(9)	2009 2010 2011	$ $ $	380,000 416,616 385,799	$ $	190,000 200,000 (4)		— — —	$	— 228,340 —	— — —	— — —	$ $ $	38,037 72,107 30,135	$ $ $	608,037 917,063 415,934

(1)	This column represents the grant date fair value in accordance with ASC 718. These amounts do not represent the actual value that may be realized by the named executive officers.

(2)	This column represents the grant date fair value in accordance with ASC 718. Please refer to Note 12, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 21, 2011 for the relevant assumptions used to determine the compensation cost of our stock option awards. These amounts do not represent the actual value, if any, that may be realized by the named executive officers.

(3)	The components of the “All Other Compensation” column for fiscal 2011 are detailed in the following table:

Description	Brown	Halas	Palantoni	Reed	Varlas	Booth
Company matching contribution to 401(k) plan	$2,500	$1,750	$3,185	$3,050	$3,142	$3,050
Medical and life insurance premiums	$11,078	$5,703	$5,703	$7,578	$8,775	$11,127
Car allowance or lease	—	$5,000	$7,000	$10,800	$10,000	$15,958
Relocation expenses	—	$265,275	$25,654	—	—	—
Housing allowance	—	$52,500	—	—	—	—
Tax gross-up payments	—	$234,518	$21,635	—	—	—
Consulting payments	—	$580,000	—	—	—	—
Total	$13,578	$1,144,746	$63,176	$21,428	$21,917	$30,135

(4)	Bonuses for fiscal 2011 have not yet been determined.

(5)	Mr. Halas was appointed President and Chief Executive Officer of the Central Operating Companies in April 2011.

(6)	Mr. Palantoni was appointed Executive Vice President and President – Pet Products in February 2011.

(7)	Ms. Varlas was appointed Senior Vice President and Chief Financial Officer in December 2010.

(8)	Includes $58,461 of accrued vacation paid in November 2009. Mr. Booth resigned as Chief Financial Officer effective September 8, 2009. He was re-appointed Chief Financial Officer in January 2010 and served in that capacity until December 2010.

(9)	The bonus amount for 2010 includes a transition bonus of $133,333 payable to Mr. Booth pursuant to an amended separation agreement between the Company and Mr. Booth.

Employment Agreement – Gus D. Halas

On April 15, 2011, the Company entered into an Employment Agreement with Gus D. Halas. This employment agreement provides that Mr. Halas will serve as President and Chief Executive Officer of the Central Operating Companies at an annual salary of $650,000. He is also eligible for an annual bonus, targeted at 75% of base compensation, subject to his and the Company’s performance, and a monthly housing allowance of $10,500. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Halas’ employment at any time without cause upon 24 months written notice. If the Company terminates Mr. Halas without cause, he will continue to receive his base salary and health insurance benefits for nine months, subject to Mr. Halas’s execution of a general release of claims. At its option, the Company may pay Mr. Halas 24 months additional salary and benefits in lieu of giving 24 months notice.

Employment Agreement – Frank P. Palantoni

On February 1, 2011, the Company entered into an Employment Agreement with Frank P. Palantoni. This employment agreement provides that Mr. Palantoni will serve as Executive Vice-President and President of the Company’s Pet Products division at an annual minimum salary of $460,000. He is also eligible for an annual bonus, targeted at 50% of base compensation, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Palantoni’s employment at any time without cause upon 30 days written notice. If the Company terminates Mr. Palantoni without cause, he will continue to receive his base salary and health insurance benefits for nine months, subject to Mr. Palantoni’s execution of a general release of claims. At its option, the Company may pay Mr. Palantoni 30 days additional salary and benefits in lieu of giving 30 days notice.

Employment Agreement – Lori A. Varlas

On November 5, 2010, the Company entered into an Employment Letter Agreement with Lori A. Varlas. This employment agreement provides that Ms. Varlas will serve as Senior Vice President, Chief Financial Officer and Secretary of the Company at an annual minimum salary of $380,000. She is also eligible for an annual bonus, targeted at 50% of base compensation, subject to her and the Company’s performance. The agreement has an indeterminate term, unless terminated for her dismissal with cause, death or disability. If the Company terminates Ms. Varlas without cause, she will continue to receive her base salary and health insurance benefits for nine months, subject to Ms. Varlas’ execution of a general release of claims.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the named current and former executive officers during fiscal 2011, which ended on September 24, 2011. The option awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End table.

Name	Grant Date(1)		Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock		Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold (# shares)	Target (# shares)	Maximum (# shares)
William E. Brown	4/13/2011	(4)	—	357,010	357,010	—		$12.50	$581,926
	4/13/2011	(4)	—	357,010	357,010	—		$15.00	$417,702
Gus D. Halas	4/13/2011	(4)	—	357,010	357,010	—		$12.50	$581,926
	4/13/2011	(4)	—	357,010	357,010	—		$15.00	$417,702
	2/11/2011	(5)	—	—	—	31,500	(6)	—	$302,085
	5/26/2011	(5)	—	—	—	21,000	(6)	—	$207,270
Frank P. Palantoni	2/14/2011	(5)				50,000	(7)	—	$472,500
	4/13/2011	(5)	—	100,000	100,000	—		$9.26	$273,000
Michael A Reed	4/13/2011	(5)	—	70,000	70,000	—		$9.26	$191,100
Lori A. Varlas	12/1/2010	(5)	—	—	—	40,000	(8)	—	$378,000
	4/13/2011	(5)	—	50,000	50,000	—		$9.26	$136,500
Stuart W. Booth	—		—	—	—	—		—	—

(1)	The options granted to each of Messrs. Brown, Halas, Palantoni and Reed and Ms. Varlas in April 2011 vest in increments of 20% upon each of the first, second, third, fourth and fifth anniversaries of the grant date, subject to the satisfaction of certain annual or cumulative performance targets for each of the fiscal years ending September 2011, 2012, 2013, 2014 and 2015. The performance targets are (i) Adjusted EBIT” and (ii) “Net Controllable Assets”. There are separate targets for each of the Company, the Pet business and the Garden business. If the targets in a particular year are not met, the employee can still vest in the options if the Company’s cumulative performance exceeds the cumulative targets in subsequent years. Executives must generally be employed by the Company at the time of vesting to exercise the options. Under the terms of the Company’s 2003 Omnibus Equity Incentive Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2)	All the options were granted at the closing market price on the date of grant, except for the options granted to Mr. Brown and Mr. Halas, which were granted with exercise prices at a premium to the closing price.

(3)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC 718. Please refer to Note 12, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 21, 2011 for the relevant assumptions used to determine the valuation of our stock and option awards.

(4)	Common Stock.

(5)	Class A Common Stock.

(6)	The restricted shares granted to Mr. Halas vest in six months from the date of the grant.

(7)	The restricted shares granted to Mr. Palantoni vest one-third per year on the fourth, fifth and sixth anniversaries from the date of the grant.

(8)	The restricted shares granted to Ms. Varlas vest one-fifth per year on the third, fourth, fifth, sixth and seventh anniversaries from the date of the grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named current and former executive officers at the end of fiscal 2011, which ended on September 24, 2011.

	Option Awards								Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable		Number of Shares Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William E. Brown	8,400	(2)	5,600	(2)	—		$12.92	12/9/2013	—		—	—	—
	16,800	(3)	11,200	(3)	—		$12.83	12/9/2013	—		—	—	—
	8,400	(2)	5,600	(2)	—		$15.22	12/14/2013	—		—	—	—
	16,800	(3)	11,200	(3)	—		$15.11	12/14/2013	—		—	—	—
	150,000	(2)	50,000	(2)	50,000	(2)	$10.00	6/18/2014	—		—	—	—
	150,000	(2)	50,000	(2)	50,000	(2)	$12.50	6/18/2014	—		—	—	—
	150,000	(2)	50,000	(2)	50,000	(2)	$15.00	6/18/2014	—		—	—	—
	150,000	(3)	50,000	(3)	50,000	(3)	$10.00	6/18/2014	—		—	—	—
	150,000	(3)	50,000	(3)	50,000	(3)	$12.50	6/18/2014	—		—	—	—
	150,000	(3)	50,000	(3)	50,000	(3)	$15.00	6/18/2014	—		—	—	—
	100,000	(2)	30,000	(2)	120,000	(2)	$10.00	4/14/2015	—		—	—	—
	100,000	(2)	30,000	(2)	120,000	(2)	$12.50	4/14/2015	—		—	—	—
	100,000	(2)	30,000	(2)	120,000	(2)	$15.00	4/14/2015	—		—	—	—
	100,000	(3)	30,000	(3)	120,000	(3)	$10.00	4/14/2015	—		—	—	—
	100,000	(3)	30,000	(3)	120,000	(3)	$12.50	4/14/2015	—		—	—	—
	100,000	(3)	30,000	(3)	120,000	(3)	$15.00	4/14/2015	—		—	—	—
	36,000	(3)	14,400	(3)	129,600	(3)	$8.99	6/4/2016	—		—	—	—
	—		—		357,010	(2)	$12.50	4/14/2017	—		—	—	—
	—		—		357,010	(2)	$15.00	4/14/2017	—		—	—	—
	—		—		—		—	—	50,000	(3)	$343,500	—	—
Gus D. Halas	200,000	(3)	100,000	(3)	—		$11.29	7/30/2014	—		—	—	—
	—		—		357,010	(2)	$12.50	4/14/2017	—		—	—	—
	—		—		357,010	(2)	$15.00	4/14/2017	—		—	—	—
	—		—		—		—	—	21,000	(3)	$144,270	—	—
Frank P. Palantoni	—		—		100,000	(3)	$9.26	4/13/2017	—		—	—	—
	—		—		—		—	—	50,000	(3)	$343,500	—	—
Michael A. Reed	4,200	(2)	2,800	(2)	—		$15.22	12/14/2013	—		—	—	—
	8,400	(3)	5,600	(3)	—		$15.11	12/14/2013	—		—	—	—
	12,000	(3)	18,000	(3)	—		$13.83	5/23/2015	—		—	—	—
	72,000	(3)	24,000	(3)	24,000	(3)	$4.60	3/4/2014	—		—	—	—
	30,000	(3)	9,000	(3)	36,000	(3)	$8.00	4/14/2015	—		—	—	—
	18,000	(3)	7,200	(3)	64,800	(3)	$8.99	6/4/2016	—		—	—	—
	—		—		70,000	(3)	$9.26	4/13/2017	—		—	—	—
	—		—		—		—	—	4,000	(2)	$26,760	—	—
	—		—		—		—	—	8,000	(3)	$54,960	—	—
Lori A. Varlas	—		—		50,000	(3)	$9.26	4/13/2017				—	—
	—		—		—		—	—	40,000	(3)	$274,800	—	—
Stuart W. Booth(4)	6,000	(2)	4,000	(2)	—		$12.92	12/9/2013	—		—	—	—
	12,000	(3)	8,000	(3)	—		$12.83	12/9/2013	—		—	—	—
	7,800	(2)	5,200	(2)	—		$15.22	12/14/2013	—		—	—	—
	15,600	(3)	10,400	(3)	—		$15.11	12/14/2013	—		—	—	—
	10,800	(3)	16,200	(3)	—		$13.83	5/23/2015	—		—	—	—
	48,000	(3)	16,000	(3)	16,000	(3)	$4.60	3/4/2014	—		—	—	—
	20,000	(3)	6,000	(3)	24,000	(3)	$9.41	4/15/2015	—		—	—	—
	7,600	(3)	3,040	(3)	27,360	(3)	$8.99	6/4/2016	—		—	—	—
	—		—		—		—	—	2,000	(2)	$13,380	—	—
	—		—		—		—	—	4,000	(3)	$27,480	—	—

(1)	Market value was calculated based on the closing sale price of $6.69 per share for the Common Stock and $6.87 per share for the Class A Common Stock on September 23, 2011, the last trading day in fiscal 2011.

(2)	Common Stock.

(3)	Class A Common Stock.

(4)	Mr. Booth resigned as Chief Financial Officer effective September 8, 2009. He was re-appointed Chief Financial Officer effective January 14, 2010 and served in that capacity until December 1, 2010. Mr. Booth has agreed to continue as a consultant during a transition period. Pursuant to a separation agreement dated April 1, 2009 as amended on January 14, 2010, his options will cease vesting 22 months following his termination.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named current and former executive officers during fiscal 2011, which ended on September 24, 2011.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
William E. Brown	—		—	—		—
	—		—	—		—
Lori A. Varlas	—		—	—		—
Gus D. Halas	—		—	31,500	(2)	$224,910
Frank P. Palantoni	—		—	—		—
Michael A. Reed	15,000	(1)	$36,750	2,000	(1)	$19,020
	30,000	(2)	$73,200	4,000	(2)	$38,000
Stuart W. Booth	12,000	(1)	$29,400	2,000	(1)	$18,780
	92,000	(2)	$383,280	4,000	(2)	$37,240

(1)	Company Common Stock.

(2)	Company Class A Common Stock.

NONQUALIFIED DEFERRED COMPENSATION

The table below provides information on the executive non-qualified deferred compensation activity for the named current and former executive officers in fiscal 2011, which ended on September 24, 2011:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
William E. Brown	—	—	—	—	—
Lori A. Varlas	—	—	—	—	—
Gus D. Halas	—	—	—	—	—
Frank P. Palantoni	—	—	—	—	—
Michael A. Reed	—	—	—	—	—
Stuart W. Booth	—	—	$8,370	—	$201,859

The deferred compensation balances generally earn interest based on the prime rate plus 1%.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock and Class A Common Stock that may be issued upon the exercise of options, warrants and rights under its existing equity compensation plans as of September 24, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	12,109,905	(1)	$10.66	5,779,719	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	12,109,905	(1)	$10.66	5,779,719	(2)

(1)	Includes 3,367,715 shares of Common Stock and 8,499,556 shares of Class A Common Stock issuable upon exercise of options granted under the 2003 Omnibus Equity Incentive Plan and 242,634 shares of Class A Common Stock issuable upon exercise of options granted under the Nonemployee Director Equity Incentive Plan.

(2)	Includes 1,497,177 shares of Common Stock and 3,691,832 shares of Class A Common Stock available for issuance under the 2003 Omnibus Equity Incentive Plan and 112,055 shares of Common Stock and 478,655 shares of Class A Common Stock available for issuance under the Nonemployee Director Equity Incentive Plan.

Potential Payments Upon Termination

SEC regulations require that the Company estimate the value of severance benefits payable to the named executive officers assuming that the triggering event (a termination without cause) occurred on September 24, 2011, the last day of the Company’s 2011 fiscal year.

As a general matter, potential payments upon termination or change in control are not part of the Company’s compensation objectives and are not used, except (i) when necessary to recruit new executives and (ii) to secure non-compete and post-termination consulting agreements that are intended to protect the Company’s confidential information and conditioned upon the executive not going to work for one of the Company’s principal competitors. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the Company’s named executive officers upon a change-in-control of the Company. As a result, the Compensation Committee’s decisions regarding other compensation elements are not impacted by these arrangements.

Name	Salary Continuation	Post Employment Consulting Payments	Health and Employee Benefits	Accrued Vacation	Other		Total
William E. Brown	—	—	—	$75,000	—		$75,000
Lori A. Varlas	$285,000	$60,000	$8,156	$24,359	—		$377,515
Gus D. Halas(1)	$487,500	$195,000	$8,156	$22,917	$181,962	(2)	$895,534
Frank A. Palantoni(3)	$345,000	$69,000	$8,156	$22,115	—		$375,271
Michael A. Reed	—	$67,327	—	$49,038	—		$116,365
Stuart W. Booth (4)	$300,000	$60,000	$121,311	—	—		$481,311

(1)	The Company is required to provide Mr. Halas with 24 months notice before a termination without cause. At its option, the Company may pay Mr. Halas 24 months additional salary and benefits, or approximately $1.8 million, in lieu of giving 24 months notice.

(2)	Housing allowance.

(3)	The Company is required to provide Mr. Palantoni with 30 days notice before a termination without cause. At its option, the Company may pay Mr. Palantoni 30 days additional salary and benefits, or approximately $39,000, in lieu of giving 30 days notice.

(4)	The amounts for Mr. Booth reflect the payments owed to him pursuant to a separation agreement dated April 1, 2009, as amended on January 14, 2010.

Stuart W. Booth

On April 1, 2009, the Company entered into a Separation Agreement with Stuart W. Booth. The separation agreement was amended on January 14, 2010. Pursuant to the amended separation agreement, Mr. Booth agreed to return as interim Chief Financial Officer until a replacement was hired and to continue as an employee for a reasonable period thereafter (the “Transition Period”) during which the Company agreed to pay Mr. Booth an annualized base salary of $400,000. During the Transition Period, Mr. Booth is also eligible for a transition bonus of $16,667 per month for each full month, payable upon the end of the Transition Period. At the conclusion of the Transition Period, Mr. Booth will become eligible to receive severance of $33,333 per month for nine months. Pursuant to the amended separation agreement, Mr. Booth committed to make himself available to the Company for certain consulting services for two years after termination of employment with the Company. Mr. Booth will receive $2,500 per month and reimbursement of expenses for such consulting services. In addition, Mr. Booth’s stock options and restricted stock will continue to vest for 22 months.

The Company will pay Mr. Booth’s COBRA health insurance continuation coverage for him, his spouse and eligible dependents for 18 months after he ceases to receive the severance payments from the Company. Mr. Booth will reimburse the Company an amount for this COBRA coverage comparable to the employee contribution amounts paid by senior executives of the Company. Thereafter, the Company will continue comparable health insurance coverage through HIPPA coverage for Mr. Booth, his spouse and his eligible dependents until his spouse reaches the age of 66 or until they become eligible for coverage under another group health care plan, whichever comes first. The Company’s contribution to such coverage will be the actual expense of such coverage up to a maximum of $1,400 per month.

Michael A. Reed

Mr. Reed is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Mr. Reed will receive approximately $2,650 per month (subject to a 2% annual increase) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Gus D. Halas

Mr. Halas is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 20 to 30 hours per month for two years after termination of employment with the Company. Mr. Halas will receive approximately $8,125 per month (subject to changes in Mr. Halas’ base salary) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Frank P. Palantoni

Mr. Palantoni is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for an average of 20 to 30 hours per month for one year after termination of employment with the Company. Mr. Palantoni will receive approximately $5,750 per month (subject to changes in Mr. Palantoni’s base salary) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Lori A. Varlas

Ms. Varlas is a party to a Post-Employment Consulting Agreement pursuant to which she has committed to make herself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Ms. Varlas will receive approximately $2,500 per month for such consulting services. This agreement contains confidentiality and non-competition provisions.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Board of Directors has adopted a written related person transactions policy. The Audit Committee reviews the material facts of all interested transactions that require the Audit Committee’s approval and either approves or disapproves of the entry into any transaction in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any executive officer, director or greater than five percent beneficial owner of the Company’s Common Stock (or an immediate family member of any of the foregoing) has or will have a direct or indirect interest. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a director is a related party of an interested transaction he or she shall not participate in any discussion or approval of that interested transaction, except that the director shall provide all material information concerning the interested transaction to the Audit Committee. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Committee’s guidelines and that the interested transaction remains appropriate.

Transactions with the Company

Brooks M. Pennington

Brooks M. Pennington III, a director of the Company standing for re-election, is a minority stockholder and a director of Bio Plus, Inc., a company that produces granular peanut hulls. During the fiscal year ended on September 24, 2011, Bio Plus, Inc.’s revenues from sales to subsidiaries of the Company were approximately $1.1 million. As of September 24, 2011, the Company owed Bio Plus, Inc. approximately $28,000 for such purchases.

On July 1, 2008, the Company and Mr. Pennington entered into a Modification and Extension of the Employment and Non-Compete Agreement dated February 27, 1998, as amended June 2, 2003 and April 10, 2006. This modified and extended agreement provides that from the period from July 1, 2008 through February 28, 2012, Mr. Pennington would serve as Director of Special Projects for the Company. In this position, Mr. Pennington is expected to work a maximum of 650 hours per year for a base salary of $190,000 annually.

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table indicates, as to each director, each named current and former executive officer and each holder known to the Company to be the beneficial owner of more than five percent of any voting class of the Company’s common stock, the number of shares and percentage of the Company’s stock beneficially owned as of December 1, 2011.

Beneficial Owner(1)	Number of Class B Shares		Number of Common Shares		Number of Class A Common Shares		Percent (2)	Percent of Total Voting Power(3)
Executive Officers:
William E. Brown	1,646,007	(4)	2,190,463	(5)	4,209,685	(6)	16.2%	63.1%
Gus D. Halas	—		—		233,205	(7)	*	*
Frank P. Palantoni	—		—		50,000		*	—
Michael A. Reed	—		13,748	(8)	174,144	(9)	*	*
Lori A. Varlas	—		—		40,000		*	*
Stuart W. Booth(10)	—		25,448	(11)	104,336	(12)	*	*

Directors:
John B. Balousek	—		55,160		70,483	(13)	*	*
David N. Chichester	—		2,804		86,658	(14)	*	*
Brooks M. Pennington III(15)	—		238,532	(16)	462,630	(17)	1.5%	*
Alfred A. Piergallini	—		8,979		96,792	(18)	*	*
John R. Ranelli	—		5,000		23,761	(19)	*	*

All directors and executive officers as a group (eleven persons)(20)	1,646,007		2,540,174		5,551,694		20.3%	66.0%

Five Percent Stockholders:
Dimensional Fund Advisors LP(21)	—		1,185,324		2,694,191		8.1%	4.1%
Royce & Associates, LLC(22)	—		871,526		—		1.8%	3.0%

(*)	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597.

(2)	Represents the number of shares of Class B Stock, Common Stock and Class A Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock, Common Stock and Class A Common Stock outstanding. As of December 1, 2011, there were 1,652,262 shares of Class B Stock, 12,255,513 shares of Common Stock and 34,111,684 shares of Class A Common Stock outstanding.

(3)	Represents the percentage of the voting power of each stockholder after giving effect to the disparate voting rights among the Class B Stock, Common Stock and Class A Common Stock . The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast. Shares of Class A Common Stock generally have no voting rights unless otherwise required by Delaware law.

(4)	Includes 45,548 shares for which Mr. Brown holds voting power pursuant to a voting agreement entered into on March 25, 2008.

(5)	Includes 23,000 shares owned by his spouse. Mr. Brown disclaims beneficial ownership of the 23,000 shares held by his spouse. Includes 772,400 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2011.

(6)	Includes 159,000 shares of Class A Common Stock held by various irrevocable family trusts. Mr. Brown and his spouse are co-trustees of the trusts, and the beneficiaries are immediate family members of

Mr. Brown. Mr. Brown disclaims beneficial ownership of the shares held by the trusts. Includes 830,800 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2011.

(7)	Includes 200,000 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2011.

(8)	Includes 5,600 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2011.

(9)	Includes 143,200 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2011.

(10)	Mr. Booth resigned as Chief Financial Officer effective September 8, 2009. He was re-appointed Chief Financial Officer effective from January 14, 2010 and served in that capacity until December 1, 2010.

(11)	Includes 20,400 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2011.

(12)	Includes 59,200 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2011.

(13)	Includes 52,354 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2011.

(14)	Includes 52,354 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2011.

(15)	The address of Mr. Pennington is 169 South Main Street; P.O. Box 231; Madison, GA 30650.

(16)	Includes 15,000 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2011. Includes 49,040 shares of Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 49,040 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.

(17)	Includes 65,566 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2011. Includes 98,080 shares of Class A Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 15,208 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 13,876 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 98,080 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 13,876 shares held by his spouse.

(18)	Includes 52,354 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2011.

(19)	Includes 19,741 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2011.

(20)	Reflects the information in the footnotes set forth above.

(21)	The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The foregoing information is solely from two Schedules 13G/A reflecting beneficial holdings of the Company’s capital stock each filed on February 11, 2011.

(22)	The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock filed on January 12, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from September 26, 2010 to September 24, 2011 all filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with other than two reports on Form 4 relating to shares sold to cover tax withholding obligations in connection with vesting of restricted stock awards (transaction date of February 14, 2011 for Michael Reed and transaction date of August 11, 2011 for Gus Halas).

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial and accounting officer, controller and certain other senior financial personnel. The Code of Ethics, as amended, was filed as Exhibit 14 to the Company’s annual report on Form 10-K for the fiscal year ended on September 24, 2005.

OTHER MATTERS

The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Annual Meeting. As of the date of this proxy statement, there are no other matters which management intends to present or has reason to believe others will present at the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal for action at the Company’s annual meeting in February 2013 and wishes to have such proposal set forth in management’s proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before September 11, 2012. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597, Attention: Corporate Secretary.

If a stockholder intends to submit a proposal at the Company’s annual meeting in February 2013, which proposal is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than November 25, 2012. If such a stockholder fails to submit the proposal by such date, the stockholder may still submit a proposal at the meeting but Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in February 2013.

MANNER AND COST OF SOLICITATION

The Board of Directors of Central Garden & Pet Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Company’s Annual Meeting of Stockholders. Certain directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: January 9, 2012

By Order of the Board of Directors

Lori A. Varlas, Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

CENTRAL GARDEN & PET COMPANY	INTERNET http://www.proxyvoting.com/cent Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

12055

▼  FOLD AND DETACH HERE  ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS LISTED BELOW AND “FOR” ITEMS 2 AND 3.	Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
Nominees:
01 William E. Brown 02 Brooks M. Pennington III 03 John B. Balousek 04 David N. Chichester 05 Alfred A. Piergallini 06 John R. Ranelli	☐	☐	☐	2.	To ratify the appointment of Deloitte & Touche LLP as Central Garden & Pet Company’s independent registered public accounting firm.	☐	☐	☐

				3.	To approve the amendment of the 2003 Omnibus Equity Incentive Plan.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions				4.	In their discretion, the proxies are authorized to vote upon any and all such matters as may properly come before the meeting or any adjournment thereof.

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Central Garden & Pet Company account online.

Access your Central Garden & Pet Company account online via Investor ServiceDirect® (ISD).

The transfer agent for Central Garden & Pet Company, now makes it easy and convenient to get current information on your shareholder account.

—	View account status	—	View payment history for dividends
—	View certificate history	—	Make address changes
—	View book-entry information	—	Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2012 Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://www.central.com/annualreports

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PROXY

CENTRAL GARDEN & PET COMPANY

2012 Meeting of Stockholders – February 13, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints William E. Brown and Lori A. Varlas, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Central Garden & Pet Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2012 Annual Meeting of Stockholders to be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on February 13, 2012 at 10:30 A.M. or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	12055